UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 28, 2011

THE PHOENIX COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-16517	06-1599088
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One American Row, Hartford, CT	06102 -5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(860) 403-5000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On February 28, 2011, The Phoenix Companies, Inc. (the “Company”) issued a news release revising its previously issued preliminary financial results for the quarter and year ended December 31, 2010 furnished in its news release and financial supplement issued and made available on its website on February 10, 2011.

On February 10, 2011, Phoenix reported fourth-quarter and full-year 2010 results, including preliminary, unaudited financial statements. In preparing its annual report on Form 10-K, an error was identified in the calculation of the appropriate valuation allowance against its deferred tax assets (DTA), resulting in an overstatement of the net DTA related to unrealized losses on available-for-sale-debt securities and total assets. The correction resulted in an increase to the valuation allowance of $103.1 million at December 31, 2010, which in turn resulted in reductions of other comprehensive income (OCI) and total shareholders’ equity of the same amount. There was no effect on reported income tax expense, net income, earnings per share, or on the Company’s non-GAAP measures (operating income, operating income per share, and book value per share excluding AOCI). Similar adjustments of $63 million and $166 million for the six month and nine month periods ending June 30, 2010 and September 30, 2010 have been made and will be reflected in our annual report on Form 10-K.

Attached are the fourth quarter earnings news release with the changes reflected in the “Balance Sheet,” “Balance Sheet Summary” and “Consolidated Balance Sheet” tables and the fourth quarter financial supplement with the changes reflected in the “Financial Highlights” and “Condensed Consolidated Balance Sheet” tables.

The revised news release and financial supplement are being furnished as Exhibits 99.1 and 99.2 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Title
99.1	News release of The Phoenix Companies, Inc. dated February 28, 2011
99.2	The Phoenix Companies, Inc. Revised Financial Supplement for the year ended December 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: February 28, 2011	By:	/s/ Peter A. Hofmann
Name: Peter A. Hofmann
Title: Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Title
99.1	News release of The Phoenix Companies, Inc. dated February 28, 2011
99.2	The Phoenix Companies, Inc. Revised Financial Supplement for the year ended December 31, 2010